EXHIBIT 10.25

                                 1999 BONUS PLAN



In an effort to enhance Winland's long-term value to shareholder, the Compensation Committee implemented a fundamental change in the method of calculating the Company's 1999 Bonus Plan.

1. Specifically, the Committee determined that it was in the best interest of shareholders and the company to retain the first 5% of sales in the form of pretax income, prior to the payment of bonus.

2. At the same time the Committee established this 5% threshold of pretax income, it also elected to increase the bonus "pool" to 20% of pretax income after the first 5%. During 1998, the bonus pool was calculated at 13% of pretax income as a whole.

3.       Distribution of the 1999 Bonus Plan:


                  W. Kirk Hankins                  20%
                  Lorin E. Krueger                 20%
                  Vice Presidents                  40%
                  Others                           20%
                  ------------------------------------
                    Total                         100%

The Committee appreciates the high levels of energy, enthusiasm, dedication and creativity demonstrated by the Winland management team. These characteristics, combined with excellent leadership skills, sound planning and progressive staff development, have helped deliver outstanding results. Everyone is to be congratulated. Thank you.

Adopted by the Compensation Committee on December 28, 1998.